SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 18, 2011

BANKFINANCIAL CORPORATION

(Exact Name of Registrant as Specified in Charter)

Maryland	0-51331	75-3199276
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

15W060 North Frontage Road, Burr Ridge, Illinois	60527
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 894-6900

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On March 18, 2011, BankFinancial Corporation announced that it has completed its acquisition of DG Bancorp, and its wholly-owned subsidiary, Downers Grove National Bank. The acquisition was consummated through the merger of DG Bancorp, Inc. and Kendachs Corporation, a wholly owned subsidiary of BankFinancial Corporation, and the merger of Downers Grove National Bank into BankFinancial, F.S.B., in accordance with an Agreement and Plan of Merger dated as of September 13, 2010.

As a result of the mergers, each share of common stock of DG Bancorp, Inc. was converted into the right to receive approximately $37.16 in cash. The aggregate cash merger consideration was $3.27 million.

The preceding is qualified in its entirety by reference to the Agreement and Plan of Merger and a press release, which are attached as Exhibits 2 and 99.1 to this Current Report, respectively, and are incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired

Financial statements required by this Item will be filed by amendment to this Current Report no later than June 3, 2011.

(b)	Pro Forma Financial Information

Pro forma financial information required by this Item will be filed by amendment to this Current Report no later than June 3, 2011.

(c)	Not Applicable.

(d)	Exhibits.

Exhibit No.	Description

2	Agreement and Plan of Merger By and Among BankFinancial Corporation, Kendachs Corporation and DG Bancorp, Inc. dated as of September 13, 2010. (incorporated by reference to BankFinancial Corporation’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 13, 2010 (Commission File No. 0-51331))

99.1	Press Release dated March 18, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BANKFINANCIAL CORPORATION
(Registrant)

Dated: March 18, 2011	By:	/s/ F. Morgan Gasior
F. Morgan Gasior
Chairman of the Board, Chief Executive Officer and President